Exhibit 99.1



Porter Bancorp, Inc. Board of Directors,

I need to inform you that I must resign from the Board effective August 4, 2008. The reason for my resignation is that I have taken a position with a community bank in the area.

My resignation is not attributable to any disagreement with management and I am very appreciative of my time with PBI and am flattered to have served.


                                    /s/ Michael E. Miller
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